SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934.


                                  May 21, 2001
          ----------------------------------------------------------
               Date of Report (Date of earliest event reported)


                          INTERWEST HOME MEDICAL, INC.
      -------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)


               Utah                  0-14189         87-0462042
      ----------------------   -------------------   ----------
      State of Incorporation   Commission File No.   IRS Employer
                                                     Identification No.



                              203 East 6100 South
                             Salt Lake City, UT 84047
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                   (Address of principal executive offices)

                                 (801) 261-5100
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                        (Registrant's telephone number)

Item 1.   Change in Control of Registrant

     On March 5, 2001, Interwest Home Medical, Inc. (the "Company"), Praxair Distribution, Inc ("Praxair") and Praxair Healthcare Acquisition Corporation., a wholly-owned subsidiary of Praxair entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provided for the acquisition of the Company's common stock by Praxair in a cash out merger (the "Merger Proposal"). The Merger Agreement and Merger Proposal were approved by the holders of a majority of the outstanding shares of the Company's common stock at a Special Meeting of Shareholders held on May 21, 2001.

     On May 21, 2001, the transactions contemplated by the Merger Agreement were closed and a Certificate of Merger was filed with the Office of the Secretary of State of the State of Delaware and Articles of Merger were filed with the Division of Corporations, Department of Commerce, State of Utah. As a result of the closing of the Merger, Praxair is the sole shareholder of the Company, the officers and directors of the Company and its subsidiaries have resigned, and persons designated by Praxair have been appointed as officers and directors of the Company and its subsidiaries.

     Pursuant to the Merger Agreement, the per share Merger consideration to be paid by Praxair for each share of the Company's common stock will be $8.92. A Letter of Transmittal and related documents will be distributed to the Company's shareholders providing instructions relating to the delivery of the Company's common stock to Praxair's agent and the delivery of cash by such agent to the Company's shareholders in exchange for such common stock.

     As a result of the closing of the Merger, the Company will file a Form 15 with the Securities and Exchange Commission (the "SEC") thereby terminating its registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and its duties to file reports with the SEC under the Exchange Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

       May 21, 2001                 INTERWEST HOME MEDICAL, INC..


                                          By /s/ James E. Robinson
                                          -------------------------------------
                                          James E. Robinson, President